Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact:
Thursday, May 21, 2015	Brad Pogalz (952) 887-3753
Jim Shaw (952) 887-3816

DONALDSON REPORTS THIRD QUARTER 2015 EARNINGS

Third quarter adjusted EPS of 36 cents was in line with guidance

MINNEAPOLIS (May 21, 2015) — Donaldson Company, Inc. (NYSE: DCI) today reported third quarter 2015 net earnings of $46.4 million, or 33 cents per share, which includes restructuring charges of $5.2 million, or 3 cents per share. Foreign currency translation negatively impacted third quarter net earnings by $2.0 million, or 3.0 percent. Adjusted earnings per share1 were 36 cents in third quarter, compared with 46 cents in the third quarter of 2014. The tables attached to this press release provide a reconciliation of non-GAAP to GAAP measures.

“Our third quarter results, and our full-year sales and earnings forecast, are in line with the guidance provided earlier this month, which reflects a slowdown of the Aftermarket business combined with continued pressure from Off-Road end markets and the strong U.S. dollar,” said Tod Carpenter, Donaldson’s CEO.

“Our Engine Aftermarket sales, in local currencies, increased 2 percent in third quarter, a modest pace compared with the 7 percent increase during the first half of fiscal 2015. Additionally, our first-fit Off-Road end markets remained challenged, with our local-currency sales declining at a pace consistent with year-to-date trends. In China, the pace of decline in our year-over-year sales accelerated in third quarter, with particular pressure on both Aftermarket and Off-Road Products.”

“Although the end-market pressures we saw are reflective of our Customers’ orders, we are taking further actions to improve our performance until business conditions rebound. Over the past several weeks, we identified additional restructuring initiatives that we expect will provide a similar level of annual savings as those we completed during our third quarter.”

“While we continue to aggressively manage our expenses and margins, we are also investing for future sales growth. For example, we added new distribution capabilities in Latin America, where we have achieved local-currency sales growth of roughly 17 percent year-to-date. We are also accelerating our expansion of liquid filtration in Europe with an additional investment in our new Poland facility. These investments, and others across the Company, are critical elements of how we will deliver our Strategic Growth Plans.”

1 Beginning with its fiscal 2015 second quarter, Donaldson began reporting adjusted operating margin and adjusted diluted earnings per share (“adjusted EPS”) measures, which are non-GAAP financial measures that exclude the impact of certain matters not related to the Company’s ongoing operations, including restructuring charges and expenses related to pension settlements. See the “Restructuring Charges and Other Adjusting Items” section of this release for more information.

Donaldson Company Inc.

May 21, 2015

Financial Statement Discussion

Third quarter 2015 net sales decreased 9.0 percent versus the prior year, reflecting sales declines in Engine Products and Industrial Products segments of 8.5 percent and 10.0 percent, respectively.

Excluding the impact of foreign currency translation, third quarter sales declined 1.9 percent compared with the prior year, reflecting local-currency sales declines of 1.3 percent in Engine Products and 2.9 percent in Industrial Products.

Compared with last year, the impact of foreign currency translation reduced third quarter sales by approximately $44.4 million, or 7.1 percent, and year-to-date sales by approximately $83.0 million, or 4.6 percent. The table below outlines the year-over-year percentage change for each business segment, with and without the impact of foreign currency translation.

	Three Months Ended		Nine Months Ended
	April 30, 2015		April 30, 2015
	Reported % Change	Constant Currency % Change	Reported % Change	Constant Currency % Change
Engine Products segment:
Off-Road Products	(24)%	(17)%	(21)%	(17)%
On-Road Products	6	12	8	14
Aftermarket Products	(6)	2	1	5
Aerospace and Defense Products	1	7	(2)	2
Total Engine Products segment	(9)%	(1)%	(4)%	1%

Industrial Products segment:
Industrial Filtration Solutions Products	(11)%	(2)%	(5)%	1%
Gas Turbine Products	(15)	(11)	19	23
Special Applications Products	(2)	3	(1)	3
Total Industrial Products segment	(10)%	(3)%	0%	5%

Total Company	(9)%	(2)%	(2)%	2%

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Donaldson Company Inc.

May 21, 2015

Third quarter operating margin of 11.4 percent compares with 14.9 percent last year. Excluding the 0.9 percentage point impact from restructuring, adjusted operating margin was 12.3 percent.

Third quarter gross margin was 33.8 percent, or 2.0 percentage points below the prior-year rate of 35.8 percent. The decrease was driven primarily by lower fixed-cost absorption and restructuring actions, which decreased gross margin by 1.5 percentage points and 0.4 percentage points, respectively. Donaldson’s Continuous Improvement initiatives partially offset other gross margin pressures.

As a percent of sales, third quarter operating expenses increased 1.5 percentage points to 22.4 percent from 20.9 percent last year, primarily driven by lack of leverage on lower sales combined with a 0.5 percentage point increase due to restructuring actions.

Fiscal 2015 year-to-date operating margin was 11.9 percent, which includes 0.6 percentage points related to restructuring charges and the lump-sum pension settlement recorded in second quarter. Year-to-date adjusted operating margin was 12.5 percent and 14.3 percent for fiscal 2015 and 2014, respectively.

Donaldson’s third quarter effective income tax rate increased to 29.4 percent from 28.5 percent last year, primarily due to discrete tax benefits recorded in the third quarter of the prior year. Year-to-date, the effective tax rate was 28.0 percent, compared to 27.9 percent in the prior year.

Capital Returned to Shareholders

During third quarter 2015, Donaldson repurchased 717 thousand shares of its common stock at an average price of $37.61 for a total of $27.0 million.

Year-to-date, the Company has repurchased 5.1 million shares, or 3.6 percent of the total diluted outstanding shares, at an average price of $39.42 for a total of $201.2 million.

Donaldson paid dividends of $22.5 million in third quarter and $68.2 million year-to-date, an increase from last year of 11.3 percent and 14.4 percent, respectively.

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Donaldson Company Inc.

May 21, 2015

Fiscal 2015 Outlook

Consistent with the guidance provided on May 1, Donaldson expects full-year sales to be approximately $2.35 billion, and adjusted EPS to be in the range of $1.53 to $1.59.

  The Company expects full-year sales to decline by approximately 5 percent compared with last year, which includes a fourth quarter decrease of 10 percent to 12 percent.

-	In local currencies, full-year sales are expected to increase approximately 1 percent from 2014.

-	The forecast is based on the euro at US$1.12 and 119 yen to the US$.

  Adjusted operating margin for fiscal 2015 is expected to be in the range of 12.7 percent to 12.9 percent, reflecting year-to-date results combined with an expected operating margin in fourth quarter of 13.5 percent and 14.1 percent.

  Full-year effective tax rate is expected to be between 27 percent and 29 percent.

  Adjusted full-year diluted EPS guidance of $1.53 to $1.59 reflects year-to-date performance combined with fourth quarter adjusted EPS of 38 cents to 44 cents.

  Excluding the impact from future restructuring actions, fourth quarter and full-year GAAP diluted EPS are expected to be lower than adjusted EPS by approximately 1 cent and 6 cents, respectively, driven by:

-	Pre-tax restructuring charges of approximately $8.0 million, or 4 cents per share, including an expected charge of $2.2 million in fourth quarter, and

-	A pre-tax charge in second quarter of $3.9 million, or 2 cents per share, resulting from a U.S. pension settlement.

  Donaldson expects to repurchase at least 4 percent of its outstanding shares in fiscal 2015.

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Donaldson Company Inc.

May 21, 2015

Engine Products: Fiscal 2015 sales in U.S. dollars are expected to decline 6 percent to 7 percent. In local currency, sales are expected to decrease 1 percent to 2 percent, reflecting:

  Continued lower rates of sales growth in both the OEM and independent distribution channels for Engine Aftermarket,

  Mixed demand by end market and geography from continued weakening in equipment build rates by Off-Road OEM first-fit Customers.

  Strong performance in the On-Road OEM business, reflecting the Customers’ expectation for increased production of heavy- and medium-duty trucks.

Industrial Products: Full-year 2015 sales in U.S. dollars are expected to decline 1 percent to 2 percent. In local currency, sales are expected to increase 4 percent to 5 percent.

  Industrial Filtration Solutions’ sales are expected to decline in the mid-single-digit percent range, reflecting the impact of ongoing currency translation headwinds and softer first-fit equipment demand, partially offset by continued strong sales of replacement filters.
  Gas Turbine sales are expected to increase 15 percent to 20 percent, which includes the benefit from the acquisition of Northern Technical in September 2014.
  Special Applications’ sales are expected to be slightly down as lower membrane sales and currency headwinds offset improved demand for semiconductor and venting products.

Restructuring Charges and Other Adjusting Items

Donaldson has proactively taken restructuring actions aimed at aligning its global operating and manufacturing cost structure with current and projected Customer and end-market demand. In fiscal 2015, restructuring actions included rebalancing and reducing the current salaried and production workforce globally. Fiscal 2015 pre-tax restructuring charges were $5.2 million in third quarter and $5.8 million year-to-date, which compares with fiscal 2014 charges of $0.2 million and $2.4 million, respectively.

In second quarter 2015, the Company recorded a $3.9 million charge related to a lump-sum settlement of its U.S. pension plan.

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Donaldson Company Inc.

May 21, 2015

Miscellaneous

Donaldson will webcast its third quarter earnings conference call at 9:00 a.m. CT today. To participate, go to IR.Donaldson.com and click on the webcast icon. The webcast replay will be available beginning at noon today through 12:00 p.m. CT June 11, 2015, and a telephone replay of the call will be available beginning at noon today through 12:00 p.m. CT May 28, 2015. The audio replay number is (888) 203-1112 (access code: 9351557).

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including, without limitation, forecasts, plans, trends, and projections relating to our business and financial performance and global economic conditions, which involve uncertainties that could materially impact results. All statements other than statements of historical fact are forward-looking statements. These statements do not guarantee future performance.

The Company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: world economic factors and the ongoing economic uncertainty, the reduced demand for hard disk drive products with the increased use of flash memory, currency fluctuations, commodity prices, political factors, the Company’s international operations, highly competitive markets, governmental laws and regulations, including the impact of the various economic stimulus and financial reform measures, the implementation of our new information technology systems, information security and data breaches, potential global events resulting in market instability including financial bailouts and defaults of sovereign nations, military and terrorist activities, including political unrest in the Middle East and Ukraine, health outbreaks, natural disasters, and all of the other risk factors included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements.

About Donaldson Company

Founded 100 years ago, Donaldson (NYSE: DCI) is a global leader in the filtration industry. The Company’s innovative filtration technologies improve people’s lives, enhance Customers’ equipment performance, and protect the environment. More than 12,500 employees support Customers at 140 sales, manufacturing, and distribution locations. For more information, visit www.Donaldson.com.

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Donaldson Company Inc.

May 21, 2015

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS

DONALDSON COMPANY, INC. AND SUBSIDIARIES

(Thousands of dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended April 30		Nine Months Ended April 30
	2015	2014	2015	2014
Net sales	$568,013	$624,234	$1,761,467	$1,805,240

Cost of sales	376,040	400,773	1,154,967	1,165,737

Gross profit	191,973	223,461	606,500	639,503

Operating expenses	126,984	130,727	396,313	382,914

Operating income	64,989	92,734	210,187	256,589

Other income, net	(4,647)	(3,822)	(11,785)	(10,249)

Interest expense	3,914	2,374	11,156	6,987

Earnings before income taxes	65,722	94,182	210,816	259,851

Income taxes	19,350	26,846	58,967	72,583

Net earnings	$46,372	$67,336	$151,849	$187,268

Weighted average shares outstanding	137,246,854	145,310,710	138,272,093	146,543,727

Diluted shares outstanding	138,787,914	147,339,425	140,012,046	148,608,748

Net earnings per share	$0.34	$0.46	$1.10	$1.28

Net earnings per share assuming dilution	$0.33	$0.46	$1.08	$1.26

Dividends paid per share	$0.165	$0.140	$0.495	$0.410

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Donaldson Company Inc.

May 21, 2015

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Thousands of dollars)

(Unaudited)

	April 30	July 31
	2015	2014
ASSETS

Cash and cash equivalents	$222,338	$296,418
Short-term investments	28,062	127,201
Accounts receivable, net	422,801	474,157
Inventories, net	285,678	253,351
Prepaids and other current assets	93,823	74,150

Total current assets	1,052,702	1,225,277

Other assets and deferred taxes	324,319	265,469
Property, plant, and equipment, net	468,811	451,665

Total assets	$1,845,832	$1,942,411

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$187,060	$216,603
Employee compensation and other liabilities	168,600	205,936
Short-term borrowings	286,440	185,303
Current maturity long-term debt	1,841	1,738

Total current liabilities	643,941	609,580

Long-term debt	265,192	243,726
Other long-term liabilities	89,173	86,622

Total liabilities	998,306	939,928

Equity	847,526	1,002,483

Total liabilities and equity	$1,845,832	$1,942,411

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Donaldson Company Inc.

May 21, 2015

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of dollars)

(Unaudited)

	Nine Months Ended
	April 30
	2015	2014
OPERATING ACTIVITIES

Net earnings	$151,849	$187,268
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	55,455	50,245
Changes in operating assets and liabilities	(60,653)	(5,764)
Tax benefit of equity plans	(6,473)	(8,119)
Stock compensation plan expense	9,238	9,474
Loss on sale of business	—	905
Other, net	11,951	(3,903)
Net cash provided by operating activities	161,367	230,106

INVESTING ACTIVITIES

Net expenditures on property and equipment	(72,601)	(66,046)
Net change in short-term investments	87,474	(47,685)
Acquisitions, net of cash acquired	(96,651)	—
Net cash used in investing activities	(81,778)	(113,731)

FINANCING ACTIVITIES

Purchase of treasury stock	(201,167)	(165,871)
Net change in debt and short-term borrowings	122,163	98,107
Dividends paid	(68,242)	(59,675)
Tax benefit of equity plans	6,473	8,119
Exercise of stock options	10,457	13,035
Net cash used in financing activities	(130,316)	(106,285)

Effect of exchange rate changes on cash	(23,353)	3,994

Increase (decrease) in cash and cash equivalents	(74,080)	14,084

Cash and cash equivalents – beginning of year	296,418	224,138

Cash and cash equivalents – end of period	$222,338	$238,222

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Donaldson Company Inc.

May 21, 2015

SEGMENT DETAIL

(Thousands of dollars)

(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended April 30, 2015:
Net sales	$368,046	$199,967	—	$568,013
Earnings before income taxes	47,760	23,183	(5,221)	65,722

3 Months Ended April 30, 2014:
Net sales	$402,157	$222,077	—	$624,234
Earnings before income taxes	61,432	32,507	243	94,182

9 Months Ended April 30, 2015:
Net sales	$1,115,875	$645,592	—	$1,761,467
Earnings before income taxes	142,356	88,272	(19,812)	210,816

9 Months Ended April 30, 2014:
Net sales	$1,160,948	$644,292	—	$1,805,240
Earnings before income taxes	170,799	91,682	(2,630)	259,851

NET SALES BY PRODUCT

(Thousands of dollars)

(Unaudited)

	Three Months Ended		Nine Months Ended
	April 30		April 30
	2015	2014	2015	2014
Engine Products segment:
Off-Road Products	$67,204	$88,791	$204,461	$260,302
On-Road Products	35,000	33,081	103,475	95,398
Aftermarket Products	241,039	255,818	733,154	729,052
Aerospace and Defense Products	24,803	24,467	74,785	76,196
Total Engine Products segment	$368,046	$402,157	$1,115,875	$1,160,948

Industrial Products segment:
Industrial Filtration Solutions Products	$122,383	$137,364	$383,104	$401,642
Gas Turbine Products	35,763	42,005	130,716	110,106
Special Applications Products	41,821	42,708	131,772	132,544
Total Industrial Products segment	$199,967	$222,077	$645,592	$644,292

Total Company	$568,013	$624,234	$1,761,467	$1,805,240

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Donaldson Company Inc.

May 21, 2015

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Thousands of dollars, except per share amounts)

(Unaudited)

	Three Months Ended April 30				Nine Months Ended April 30
	2015		2014		2015		2014

Net cash provided by operating activities	$75,958		$78,501		$161,367		$230,106
Net capital expenditures	(21,632)		(23,198)		(72,601)		(66,046)
Free cash flow	$54,326		$55,303		$88,766		$164,060

Net earnings	$46,372		$67,336		$151,849		$187,268
Income taxes	19,350		26,846		58,967		72,583
Interest expense	3,914		2,374		11,156		6,987
Depreciation and amortization	18,056		17,078		55,455		50,245
EBITDA	$87,692		$113,634		$277,427		$317,083

Operating income	$64,989		$92,734		$210,187		$256,589
Restructuring charges	5,154	(a)	202	(c)	5,835	(a)	2,434	(d)

Pension lump sum settlement charge	—	(b)	—		3,906	(b)	—

Adjusted Operating Income	$70,143		$92,936		$219,928		$259,023

Net earnings	$46,372		$67,336		$151,849		$187,268
Restructuring charges, net of tax	3,521	(a)	160	(c)	3,943	(a)	2,021	(d)
Pension lump sum settlement charge, net of tax	—	(b)	—		2,422	(b)	—
Tax audit settlement	—		—	(e)	—		(6,392	) (e)

Adjusted Net Earnings	$49,893		$67,496		$158,214		$182,897

Diluted EPS	$0.33		$0.46		$1.08		$1.26
Restructuring charges per share, net of tax	0.03	(a)	—	(c)	0.03	(a)	0.01	(d)
Pension lump sum settlement charge, net of tax	—	(b)	—		0.02	(b)	—
Tax audit settlement	—		—	(e)	—		(0.04	) (e)

Adjusted Diluted EPS	$0.36		$0.46		$1.13		$1.23

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Donaldson Company Inc.

May 21, 2015

(a) Current year restructuring charges include actions related to rebalancing and reducing the current workforce and accrued severance, project management fees, warehousing costs, moving expenses, and supplies and equipment associated with the closing of our Grinnell, Iowa, facility.

(b) The pension lump sum settlement charge relates to the Company’s offer to settle liabilities with certain vested participants in our U.S. pension plans.

(c) The prior year quarter restructuring charges primarily include severance costs associated with a reduction in workforce in our Wuxi, China, facility due to decreased Customer demand.

(d) The prior year restructuring charges include severance costs associated with a reduction in workforce in our Wuxi, China, and Dulmen, Germany, facilities due to decreases in Customer demand and expenses associated with the sale of our Flensburg, Germany, facility in the first quarter of Fiscal 2014.

(e) The prior year tax audit settlement relates to favorable settlement of an audit in the prior year quarter.

Although free cash flow, EBITDA, adjusted operating income, adjusted net earnings, and adjusted diluted EPS are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. We evaluate our results of operations both on an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate constant currency percentages by converting our current period local currency financial results using the prior period exchanges rates and compared these adjusted amounts to our prior period reports results. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.